June 1, 1999

Eagle Trading Systems Inc.
47 Hulfish St. - Suite 420
Princeton, N.J. 08542

Attn: Mr. Menachen Sternberg


         Re:      Management Agreement Renewal
                  SSB Global Diversified Futures Fund L.P.

Dear Mr. Sternberg:
We are writing with respect to your management agreement concerning the commodity pool to which reference is made above (the "Management Agreement"). We would like to extend the term of the Management Agreement through June 30, 2000 and all other provisions of the Management Agreement will remain unchanged.

Please indicate your agreement to and acceptance of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT INC.



By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer


AGREED AND ACCEPTED

EAGLE TRADING SYSTEMS INC.

By:

Print Name:

DAD/sr